Exhibit 10.47

EXHIBIT A

Christopher G. Kennedy

Dear Mr. Kennedy:

This letter agreement shall set forth the terms and conditions pursuant to which Vornado Realty Trust (“Vornado”) will engage you to provide consulting services to Vornado on an independent contractor basis.  This is the “Consulting Letter” referred to in the Separation and General Release Agreement (“Separation Agreement”) between you and Vornado dated August 5, 2011.

            1.         Services.  During the Consulting Period (as defined in Section 2 below), Vornado hereby engages you as an independent contractor to provide to Vornado (a) assistance with the transition of your services in connection with your separation from service as an officer of Vornado (“Transition Services”), and (b) such additional services, as reasonably requested by Vornado (the “Advisory Services”, and together with the Transition Services, the “Services”).  Vornado will make an office and secretary available for your use during the Consulting Period.

            2.         Consulting Period.  The Consulting Period shall commence on the later to occur of (a) July 23, 2011, and (b) the date this letter agreement is countersigned by you; and shall expire on March 31, 2012.  Notwithstanding the foregoing, the Consulting Period shall terminate immediately and without prior written notice if you (a) are reasonably determined by Vornado to be in material breach of this letter agreement or the Separation Agreement, or (b) commit any act or omission that involves dishonesty or disloyalty to Vornado or its affiliates (collectively, a “Termination Event”).

            3.         Fees.  As fees for all Services rendered by you under this letter agreement, you shall receive consulting fees (“Consulting Fees”) payable monthly at the annual rate of $500,000.00 (prorated for partial months); provided, however, that the final monthly payment payable to you under this Agreement upon termination or expiration of the Consulting Period shall be subject to (i) your execution and delivery of the “Confirming Waiver and Release” referenced in the Separation Agreement in the time and manner provided thereby, and (ii) effectiveness of such Confirming Waiver and Release following the applicable revocation period.  All Consulting Fees under this letter agreement shall be payable without deduction for federal income, social security, or state or local income taxes.

            4.         Duties.  During the Consulting Period, you shall devote your best efforts and abilities and business time to the Consulting Services, to the extent required and in the manner requested by Vornado.

                  5.      Independent Contractor.  It is expressly agreed that you are acting solely as an independent contractor in performing the Services.  Neither party to this letter agreement has any authority to bind or commit the other nor will either party’s acts or omissions be deemed the acts of the other.  Except to the extent provided by Vornado’s health policies, Vornado shall carry no worker's compensation insurance or any health or accident insurance to cover you.  Vornado shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes and you expressly waive any right to such participation or coverage.  By executing this letter agreement, you agree that you shall make such contributions and pay applicable taxes and hereby indemnify and hold harmless Vornado in the event of your failure to do so.

                  6.      Confidential Information.  By executing this letter agreement below, you agree that during the course of your providing services to Vornado as an independent contractor and at all times thereafter, you shall not, directly or indirectly, use or disclose, in whole or in part, any of Vornado’s trade secrets, confidential or proprietary information, including tenant and customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than as expressly permitted by Vornado in the course of your providing independent contractor services to Vornado.  By signing this letter agreement below, you further acknowledge and agree that Sections 9, 10 and 11 of the Employment Agreement between you and Vornado dated August 1, 2003, as amended (the “Employment Agreement”) survived the separation of your employment with Vornado, and shall continue to survive the termination of the Consulting Period, and nothing in this letter agreement shall be deemed to alter your obligations with respect thereto.  You hereby agree that for purposes of Section 10 of the Employment Agreement, the term “Restriction Period” as used therein shall be extended until the later of the Restriction Period as defined in such Section of the Employment Agreement or the one-year anniversary of the expiration of the Consulting Period.

                  7.  Entire Agreement.  This letter agreement, the preserved sections of the Employment Agreement and the Separation Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all agreements and understandings (whether oral or written) between the parties hereto concerning the subject matter hereof.  This letter agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

[signature page follows]

Kindly sign your name at the end of this letter agreement to signify your understanding and acceptance of these terms and that no one at Vornado has made any other representation to you.  The letter agreement, countersigned by you, must be returned to Vornado.  Vornado looks forward to your providing the Services.

                                                                        Very truly yours,

                                                                        Vornado Realty Trust

                                                                        BY: /s/ Michael D. Fascitelli_____

Agreed and accepted this 5th day

of August, 2011

/s/ Christopher G. Kennedy_____

Christopher G. Kennedy